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Exhibit 99.1
                                        FOR:     TRANSPRO, INC.

                                        Contact:
                                        Richard A. Wisot
                                        Chief Financial Officer
                                        (203) 401-6452

                                        Morgen-Walke Associates
                                        Investors: Gordon McCoun/Lauren Levine
                                        Media Contact: Steve DiMattia
                                        (212) 850-5600


            TRANSPRO, INC. PROVIDES GUIDANCE ON THIRD QUARTER RESULTS
        - EXPECTS PRE-TAX OPERATING PROFIT BEFORE RESTRUCTURING CHARGE -

NEW HAVEN, CONNECTICUT, October 24, 2001 -- TransPro Inc. (NYSE: TPR) announced today that it expects to report a pre-tax profit from continuing operations for the third quarter of 2001, before any potential restructuring or non-recurring charges. In the comparable quarter of 2000, TransPro reported a pre-tax operating loss of $2.2 million. The Company attributes its substantially improved results to Company-wide cost reductions and pricing actions effective during the third quarter of 2001. Third quarter results will be reported on November 5, 2001 after the market close, and the Company will host a conference call on November 6th to discuss the results.

As a result of the terrorist attacks of September 11th, the Company did experience a softening of sales during the remainder of the month. Sales in October thus far have returned to more normal levels. In addition, due to these attacks, the bank lockbox processing center used by the Company was forced to relocate resulting in a delay in processing customer receipts for the month. The Company estimates that $2 to $2.5 million of remittances were not processed until early October resulting in a higher level of debt at the end of the quarter than would otherwise have been achieved.

TransPro also announced that, as part of its previously-announced initiatives to improve the Company's operating performance, it will be taking aggregate pre-tax restructuring charges of $6 to $7 million between the third quarter of 2001 and the second quarter of 2002 to reflect the write down of certain assets, the redesign of its distribution system, severance associated with headcount reductions, and the transfer of production between manufacturing facilities. In addition, management is also evaluating certain of its accounting policies to determine whether those policies are preferable industry practices.

The Company also announced that on October 5, 2001, it acquired the aluminum heat exchange producing assets of Hot + Cool Holdings Inc., which provides TransPro with additional aluminum manufacturing capabilities at its Nuevo Laredo, Mexico production facility. This strategic asset
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acquisition will shorten and streamline the supply chain of the Company's aluminum-manufactured products and will more closely tie manufacturing cycles to customer demand cycles. The additional aluminum capabilities also complement the excellent copper/brass production facilities already in place at its Mexico location. Specific terms of the agreement were not disclosed.

Charles Johnson, President and Chief Executive Officer of TransPro, commented, "We are pleased to report our expectations of a pre-tax operating profit in the third quarter. This achievement marks a significant milestone in the improvement of our operating performance and reflects the initial results of programs already implemented. In addition, we were successful in our efforts to generate cash through continued inventory reductions, and these funds were primarily used for the repayment of debt. Finally, the acquisition of the Hot + Cool assets gives us the ability to strengthen our manufacturing capabilities, provide even better service to our customers by responding to their needs more quickly and supply an even wider variety of manufactured products."

Mr. Johnson concluded, "Looking forward, we recognize the challenge brought about by recent national events and anticipate that, notwithstanding the seasonality of our business and the need for restructuring charges, our operating performance will continue to improve. Having said this, we would be remiss if we did not recognize the sacrifice made by those affected by the tragedies of September 11th . . . which ultimately were made in the name of our freedom. For our part, in addition to any direct contributions that have or may be made to the recovery effort, we believe we can best serve our national interest by making TransPro a strong contributor to our country's economic prosperity. We are fully committed to this ideal."


TransPro, Inc. is a manufacturer and supplier of heating and cooling systems and components for a variety of Aftermarket and OEM automotive, truck and industrial applications.

FORWARD-LOOKING STATEMENTS

Statements included in this news release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company's Annual Report on Form 10-K contains certain detailed factors that could cause the Company's actual results to materially differ from forward-looking statements made by the Company. In particular, statements relating to the future financial performance of the Company are subject to business conditions and growth in the general economy and automotive and truck business, the impact of competitive products and pricing, changes in customer product mix, failure to obtain new customers or retain old customers or changes in the financial stability of customers, changes in the cost of raw materials, components or finished products and changes in interest rates.

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